EXHIBIT 10.2

Lockup Agreement

Agreement made on May 11, 2009, between VALCENT PRODUCTS INC., an Alberta corporation (“Company”, “Corporation”), and ◆, (“Shareholder”), the parties agreeing that:

1.           Recitals.  Shareholder is the owner of record and beneficial owner of those certain ◆ shares of the common stock of the Company (the “Subject Shares”) issued on or about May 12, 2009 in connection with a debt settlement agreement effective on March 31, 2009 between the Company and the Shareholder. The Company and Shareholder agree to enter into this Agreement, and Shareholder acknowledges the sufficiency of the consideration received for Shareholder’s agreements herein.

2.          Lockup and Release Provision.  (a)  Shareholder hereby agrees that for the period beginning on May 11, 2009 and ending on January 1, 2011 (“Term of Agreement”)(unless this Agreement terminates prior to expiration of such period by unilateral notice by the Company), Shareholder may not and shall not, directly or indirectly, sell or transfer any shares before January 1, 2010, and thereafter not more than 25% of the Subject Shares in any calendar quarter following January 1, 2010 during the term of this Agreement, whether in private or market transactions, without the Company’s prior written consent; however, nothing in this Agreement shall be read to limit Shareholder’s right to sell or transfer such 25% of Subject Shares in any calendar quarter after January 1, 2010.  Subject Shares sold or transferred by Shareholder in a calendar quarter after January 1, 2010 within the permitted amount (or any additional amounts to which the Company may consent in writing) shall not, once sold or transferred, be subject to this Agreement or bear any legend called for in this Agreement, subject to SEC RULE 144.  For purposes of this Agreement, the term “calendar quarter” is defined to mean the four, three-month periods respectively beginning, January 1, 2010 and there re-occurring, April 1, 2010, June 1, 2010, and, September 1, 2010.  The number of Subject Shares that Shareholder is permitted to sell or transfer in a calendar quarter shall not be cumulative; meaning that, if Shareholder sells or transfers less than the permitted number of Subject Shares in a calendar quarter, the number of shares not sold may not be carried over and sold in a subsequent calendar quarter.  The Shareholder agrees not sell short against the future delivery of shares subject to this Agreement, such covenant is material to and a requirement of this Agreement.

3.          Nominee/Street Name Restrictions.  Shareholder acknowledges that the Company and its transfer agent and registrar cannot effectively monitor transactions in the Subject Shares once such shares are placed into nominee or “street” name accounts.  Therefore, Shareholder acknowledges and agrees that the provisions of Paragraph 2 hereof mean that, in any calendar quarter during the term of this Agreement, no more than 25% of the Subject Shares may be transferred into “street” or fiduciary name subject also to SEC RULE 144.

4.          Exceptions to the Lockup Agreement.  Subject Shares will cease to be subject to the provisions of Paragraph 2 of this Agreement if (i) this Agreement has expired by its own terms or is unilaterally terminated by the Company; or (ii) the shares to be sold have been registered under the Securities Act of 1933, as amended; or (iii) the Company consents to or waives a sale not made in compliance with Paragraph 2 hereof.  No consent or waiver by the Company, however, shall be construed as a consent to or waiver of any subsequent sale not made in compliance with Paragraph 2 of this Agreement.

5.          Legending of Certificates.  Shareholder agrees that every certificate evidencing Subject Shares issued during the term of this Agreement shall bear a legend on the reverse side in substantially the following form, in addition to the Company’s regular legends required pursuant to United States and Canadian laws:

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“NOTICE:  These securities are subject to that certain Lockup Agreement dated May 11, 2009, between the registered holder hereof and Corporation and may ONLY be sold or otherwise transferred in compliance with the provisions of such agreement.”

6.           Transfer Agent Responsibilities.  During the term of this Agreement, the Company, or the Company’s transfer agent and registrar or any successor thereof, as the case may be, shall enforce the terms of this Agreement (including the legending of certificates evidencing Subject Shares) and shall not, during any calendar quarter within the term of this agreement, permit any transfer of Subject Shares exceeding 25% into a third party’s name without the Company’s prior written consent.

7.           Protection of Trading Market.  Whenever, if ever, the Company consents to sales by Shareholder of Subject Shares in excess of the amount allowed in this Agreement, Shareholder agrees to work with the Company’s market makers and to sell the shares on such schedule as is reasonably calculated to avoid adversely affecting the trading market and market price of the Company’s common shares.

8.           Termination.  This Agreement may be terminated at any time by written agreement of the Company’s Chief Financial Officer.  This Agreement shall terminate automatically on January 1, 2011.

9.           Certain Events.  In the event that during the term of this Agreement the common stock of the Company undergoes any reverse stock split or forward stock split, the number of Subject Shares which may be sold or transferred in any calendar quarter within the term of this Agreement shall be appropriately adjusted.  Effective upon the date of such reverse stock split or forward stock split, the number of Subject Shares which Shareholder may sell or transfer in any calendar quarter during the term of this Agreement shall be changed prorata according to the magnitude and direction of the reverse stock split or forward stock split.

10.        Miscellaneous Provisions.  This Agreement shall bind the parties, their respective successors, assigns, heirs, and legal representatives.  This Agreement constitutes the entire agreement between the parties and may not be modified or canceled except in writing signed by both parties.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada.  This Agreement may be executed at different times and places, in counterparts, and shall be effective as of the date first above written.  Any party may rely upon a copy of this Agreement received by telefax (telephone facsimile) transmission and bearing another party’s signature as having been signed by such other party, and a copy of this Agreement received by telefax and signed by or on behalf of a party shall have been validly executed to the same extent as if an original copy had been executed. The transfer agent shall not be affected by any notices or subsequent agreements between the parties related to this Agreement unless and until the transfer agent has received a copy of the notice or subsequent agreement.

IN WITNESS WHEREOF, Shareholder and the Company have executed this Agreement, and initialed the preceding page, effective as of the date first above written, and notarized same.

VALCENT PRODUCTS INC.

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George Orr, Chief Financial Officer

SHAREHOLDER:

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